Exhibit 5.2

Quarles & Brady LLP

411 East Wisconsin Avenue

Milwaukee, WI 53202-4497

Phone: (414) 277-5000

Fax: (414) 271-3552

www.quarles.com

November 30, 2016

Rexnord Corporation

247 Freshwater Way, Suite 300

Milwaukee, WI 53204

Ladies and Gentlemen:

We are providing this opinion as counsel to Rexnord Corporation, a Delaware corporation (the “Company”), in connection with Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-3 (No. 333-193610) (the “Registration Statement”), including the amended prospectus constituting a part thereof (the “Prospectus”), to be filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Amendment adds to the Registration Statement and the proposed issuance by the Company from time to time of an indeterminate amount of depositary shares (“Depositary Shares”). The Registration Statement has already included the proposed issuance by the Company from time to time of an indeterminate amount of the following securities (collectively with the Depositary Shares, the “Securities”): (i) shares of its common stock, par value $.01 per share (the “Common Stock”); (ii) shares of its preferred stock, par value $.01 per share (the “Preferred Stock”); (iii) warrants to purchase Common Stock, Preferred Stock or any combination thereof (the “Warrants”); (iv) rights to purchase Common Stock, Preferred Stock or any combination thereof (the “Rights”); and (v) units consisting of any combination of two or more of Common Stock, Preferred Stock, Warrants or Rights (the “Units”). The Depositary Shares, along with the other Securities, may be issued and sold by the Company from time to time as set forth in the Registration Statement and the Prospectus, and as to be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”).

Certain terms of the Depositary Shares to be issued and sold by the Company from time to time will be established by appropriate action taken by the Board of Directors of the Company or an authorized committee thereof (the “Board”) or an individual (or individuals) that has (or have) been authorized by the Board to take such action as part of the corporate action taken or to be taken relating to the issuance of those Depositary Shares.

We have examined: (i) the Registration Statement; (ii) the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws; (iii) the corporate proceedings of the Company to authorize the filing of the Amendment and the Registration Statement; and (iv) such other documents and records and matters of law as we have deemed necessary or appropriate for purposes of this opinion. We have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons. In rendering this opinion, we have relied as to certain factual matters on certificates of officers of the Company and of state officials.

In our examination, we assumed that (i) the Amendment, and any further amendments to the Registration Statement, will become effective and will comply with all applicable laws; (ii) a Prospectus Supplement, if required, will have been prepared and filed with the SEC describing the Securities offered thereby; (iii) all Securities will be offered, issued and sold in compliance with applicable federal and state securities laws; (iv) a definitive purchase, underwriting, warrant, rights, unit or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; and (v) any Securities issuable upon conversion, exchange or exercise of any Security being offered will have been duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise.

Rexnord Corporation

November 30, 2016

Based on the foregoing, we are of the opinion that:

1. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

2. The Depositary Shares, assuming the due authorization and approval thereof by the Board, the completion of corporate proceedings with respect thereto, the consistency of the terms thereof with the description of the Depositary Shares contained in the Registration Statement and any applicable Prospectus Supplement and the due authorization of any Securities underlying the Depositary Shares, when duly executed, issued and delivered and countersigned in accordance with the applicable related agreement, and when payment therefor is received, will be validly issued and legally binding obligations of the Company (to the extent the Depositary Shares represent a separate obligation of the Company), and entitled to the benefits provided by the applicable related agreement.

The opinions expressed herein are subject to the qualification that the enforceability of any contract or agreement or of any security or other instrument issued thereunder may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforceability of creditors’ rights generally and to court decisions with respect thereto and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

This opinion is limited to the laws of the State of Wisconsin and the Delaware General Corporation Law, and we express no opinion herein as to the effect of any other laws.

We consent to the use of this opinion as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus that is part of the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Quarles & Brady LLP

QUARLES & BRADY LLP